ADMINISTRATION AGREEMENT

between

WANGER ADVISORS TRUST

and

COLUMBIA WANGER ASSET MANAGEMENT, L.P.

as of

August 1, 2008

Wanger Advisors Trust, a Massachusetts business trust registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end diversified management investment company (“WAT”), on its own behalf and on behalf of each of the Funds listed on Schedule A, as such Schedule shall be amended from time to time (each, a “Fund,” together, the “Funds”), and Columbia Wanger Asset Management, L.P., a Delaware limited partnership (“CWAM”), agree that:

1. Appointment and Acceptance. WAT hereby appoints CWAM to act as Administrator of the Funds, subject to the supervision and direction of the Board of Trustees of WAT (the “Board”), as hereinafter set forth. CWAM hereby accepts such appointment and agrees to furnish or cause to be furnished the services contemplated by this agreement. CWAM shall supervise the business and affairs of the Trust and each Fund and shall provide such services and facilities as may be required for effective administration of the Trust and Funds as are not provided by employees or other agents engaged by the Trust.

2. Duties of CWAM.

(a) CWAM shall perform or arrange for the performance of the following administrative and clerical services:

1)	maintain and preserve the books and records, including financial and corporate records, of WAT as required by law or otherwise for the proper operation of WAT;

2)	supervise the preparation and, subject to approval by WAT, filing of registration statements and amendments thereto, notices, reports, tax returns and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state “blue sky” laws), including proxy materials and periodic reports to Fund shareholders;

3)	oversee the preparation and filing of registration statements, notices, reports and other documents required by state “blue sky” laws, and oversee the monitoring of sales of shares of the Funds for compliance with state securities laws;

4)	calculate and publish the net asset value of each Fund’s shares, including provision of and payment for any third party pricing services;

5)	calculate dividends and distributions and performance data for each Fund, and prepare other financial information regarding WAT;

6)	oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Funds by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, securities lending agents, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable;

7)	furnish corporate secretarial services to WAT, including, without limitation, preparation or supervision of the preparation by WAT’s counsel, of materials necessary in connection with meetings of the Board, including minutes, notices of meetings, agendas and other Board materials;

8)	provide WAT with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein;

9)	provide WAT with administrative office and data processing facilities;

10)	arrange for payment of each Fund’s expenses;

11)	provide routine accounting services to the Funds, and consult with WAT’s officers, independent accountants, legal counsel, custodian, and transfer and dividend disbursing agent in establishing the accounting policies of WAT;

12)	prepare such financial information and reports as may be required by any banks from which WAT borrows funds;

13)	develop and implement procedures to monitor each Fund’s compliance with regulatory requirements and with each Fund’s investment policies and restrictions as set forth in each Fund’s currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended;

14)	provide for the services of principals and employees of CWAM who may be appointed as officers of WAT, including the President, Vice Presidents, Treasurer, Secretary and one or more assistant officers;

15)	provide services to the Fund’s participating insurance companies, including responding to inquiries regarding, among other things, share prices, dividend amounts and payment dates, to the extent not provided by a Fund’s transfer agent; and

16)	provide such assistance to the investment adviser to the Funds, the custodian, other Trust service providers and WAT’s counsel and auditors as generally may be required to carry on properly the business and operations of WAT.

WAT agrees to deliver, or cause to be delivered, to CWAM, on a timely basis, such information as may be necessary or appropriate for CWAM’s performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments and records of expenses borne by each Fund, and CWAM shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

(b) In connection with the services to be provided by CWAM under this agreement, CWAM may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by CWAM, provided that CWAM shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this agreement. All costs and expenses associated with services provided by any such third parties shall be borne by CWAM or such parties.

(c) All activities of CWAM shall be conducted in accordance with WAT’s agreement and declaration of trust, bylaws and registration statement, under the supervision and direction of the Board, and in conformity with the 1940 Act and other applicable federal and state laws and regulations.

3. Expenses of CWAM. CWAM assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this agreement, and shall at its own expense provide office space, facilities, equipment and the necessary personnel which it is obligated to provide under section 2(a) hereof, except that WAT shall pay the fees and expenses of its legal counsel, auditors and any blue sky service providers. In addition, CWAM shall be responsible for the payment of any persons engaged pursuant to section 2(b) hereof. WAT shall assume and pay or cause to be paid all other expenses of the Funds.

4. Compensation of CWAM. For the services provided to WAT and each Fund by CWAM pursuant to this agreement, WAT shall pay CWAM for its services, a fee accrued daily and paid monthly at the annual rate of 0.05% of WAT’s average daily net assets up to $4 billion of assets; 0.04% of WAT’s average daily net assets from $4 billion to $6 billion of assets; 0.03% of WAT’s average daily net assets from $6 billion to $8 billion of assets; and 0.02% of WAT’s average daily net assets over $8 billion.

5. Limitation of Liability of CWAM. CWAM shall not be liable to WAT or any Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by CWAM, including officers, agents and employees of CWAM and its affiliates, or any persons engaged pursuant to section 2(b) hereof, in the performance of its duties hereunder, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

6. Activities of CWAM. The services of CWAM under this agreement are not exclusive, and CWAM and its affiliates shall be free to render similar services to others and services to WAT in other capacities.

7. Duration and Termination of this Agreement.

(a) This agreement shall become effective on August 1, 2008. This agreement may be terminated without penalty by the Board or by CWAM, in each case on 60 days’ written notice to the other party.

(b) CWAM hereby agrees that the books and records prepared hereunder with respect to WAT are the property of WAT and further agrees that upon the termination of this agreement or otherwise upon request CWAM will surrender promptly to WAT copies of the books and records maintained or required to be maintained hereunder, including in such machine-readable form as agreed upon by the parties, in accordance with industry practice, where applicable.

8. Amendment. This agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board and such amendment is set forth in a written instrument executed by each of the parties hereto.

9. Governing Law. The provisions of this agreement shall be construed and interpreted in accordance with the laws of the State of Illinois as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Illinois, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

10. Counterparts. This agreement may be executed by the parties hereto in counterparts and if so executed, the separate instruments shall constitute one agreement.

11. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier date of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed:

If to CWAM:	Columbia Wanger Asset Management, L.P. Attention: Bruce H. Lauer 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606 Telephone: 312 634-9200 Facsimile: 312 634-0016

with a copy to:

Columbia Management Group LLC
One Financial Center
Boston, Massachusetts 02114
Attention: General Counsel
Telephone: 617 426-3750 Facsimile: 617 772-3650

If to WAT:	WAT
227 West Monroe Street, Suite 3000 Chicago, Illinois 60606 Telephone: 312 634-9200 Facsimile: 312 634-1919

with a copy to:

Bell, Boyd & Lloyd LLP Attention: Cameron S. Avery 70 West Madison Street, Suite 3100 Chicago, Illinois 60602 Telephone: 312 372-1121 Facsimile: 312 827-8000

or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

12. Separate Funds. This agreement shall be construed to be made by WAT as a separate agreement with respect to each Fund, and under no circumstances shall the rights, obligations or remedies with respect to a particular Fund be deemed to constitute a right, obligation or remedy applicable to any other Fund.

13. Entire Agreement. This agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements or understandings.

14. Non-Liability of Trustees and Shareholders. All obligations of WAT hereunder shall be binding only upon the assets of WAT (or the appropriate Fund) and shall not be binding upon any trustee, officer, employee, agent or shareholder of WAT. Neither the authorization of any action by the Trustees or shareholders of WAT nor the execution of this agreement on behalf of WAT shall impose any liability upon any trustee, officer or shareholder of WAT.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

WANGER ADVISORS TRUST

By	/s/ Bruce H. Lauer
Bruce H. Lauer
Vice President and Treasurer

COLUMBIA WANGER ASSET MANAGEMENT, L.P.

By	/s/ Bruce H. Lauer

SCHEDULE A

to the Administration Agreement

between

WANGER ADVISORS Trust

and

Columbia Wanger Asset Management, L.P.

Funds to Which the Administration Agreement is Applicable

Wanger USA

Wanger International

Wanger Select

Wanger International Select

Approved: June 11, 2008

WANGER ADVISORS TRUST

By	/s/ Bruce H. Lauer
Bruce H. Lauer
Vice President and Treasurer

COLUMBIA WANGER ASSET MANAGEMENT, L.P.

By	/s/ Bruce H. Lauer